File No. 70-8617


                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 2

                                    to

                                 FORM U-1

                  APPLICATION-DECLARATION WITH RESPECT TO
                             PARTICIPATION BY
                     EUA ENERGY INVESTMENT CORPORATION
              IN A JOINT VENTURE TO DEVELOP AND COMMERCIALIZE
       A BIOMASS-FIRED COMBUSTION TURBINE POWER GENERATION FACILITY

                                   UNDER

              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                     EUA ENERGY INVESTMENT CORPORATION
                P.O. Box 2333, Boston, Massachusetts 02107

                 (Name of companies filing this statement
                and address of principal executive office)

                       EASTERN UTILITIES ASSOCIATES

                  (Name of top registered holding company
                     parent of applicant or declarant)

                    CLIFFORD J. HEBERT, JR., TREASURER
                       EASTERN UTILITIES ASSOCIATES
                P.O. Box 2333, Boston, Massachusetts 02107

                  (Name and address of agent for service)

             The Commission is requested to mail signed copies
               of all orders, notices and communications to:

                         ARTHUR I. ANDERSON, P.C.
                          McDermott, Will & Emery
                              75 State Street
                        Boston, Massachusetts 02109

This Post-Effective Amendment No. 2 to the Application-Declaration on Form U-1 filed April 27, 1995, as amended by Amendment No. 1 dated May 17, 1995, Amendment No. 2 dated June 19, 1995, Amendment No. 3 dated June 21, 1995 and Post-Effective Amendment No. 1 dated October 4, 1996, hereby amends
Item 1 of said Application-Declaration as follows:

1. Paragraph II.F of Item 1 is hereby amended to incorporate EEIC's request to increase the amount of the working capital line of credit which EEIC is authorized through December 31, 1998 to provide to the BIOTEN Partnership, pursuant to the Commission's Order dated June 21, 1995, from "up to $3,000,000" to "up to $6,000,000," such additional amounts to be provided upon the terms and conditions described in the Application-Declaration.

     The reason for EEIC's request for additional funding authorization is that the partners of the BIOTEN Partnership have determined that additional funding is needed for working capital purposes due to unavoidable technical delays in developing the prototype plant. The partners of the BIOTEN Partnership anticipate that the prototype plant will be ready to undergo acceptance testing upon satisfaction of certain technical issues. To date, the BIOTEN Partnership has received indications of interest in the prototype plant from several potential purchasers, and EEIC believes that the long-term profitability of its investment in the BIOTEN Partnership will not be adversely affected by its providing the increased funding requested hereunder to the BIOTEN Partnership. In particular, the Partnership believes that there are significant market opportunities for small biomass plants both within and outside the United States. The market opportunities in the United States include providing an economical means for disposing of sawdust while overseas the plants can provide an expensive source of electric where fossil fuels are expensive or unavailable.

     EWG. As required by Rule 54, all applicable conditions contained in Rule 53(a) are, and assuming the consummation of the proposed transactions will be, satisfied and none of the conditions contained in Rule 53(a) exist or will exist as a result of the proposed transactions making Rule 53(c) inapplicable.




                                 SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicant has duly caused this statement to be signed on its behalf by the undersigned duly authorized individual.


                              EUA ENERGY INVESTMENT CORPORATION



                              By:  /s/ Clifford J. Hebert, Jr.
                                   Clifford J. Hebert, Jr.
                                   Treasurer

Dated:  November 8, 1996